As filed with the Securities and Exchange Commission on August 2, 2006

Registration No. 333-112018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVEPERSON, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	462 Seventh Avenue	13-3861628
(State or Other Jurisdiction of Incorporation or Organization)	New York, New York 10018 (212) 609-4200	(I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert P. LoCascio
Chief Executive Officer
LivePerson, Inc.
462 Broadway
New York, New York 10018
(212) 609-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to: Brian B. Margolis, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 Telephone: (212) 969-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE

LivePerson, Inc. (the “Registrant”) filed Registration Statement on Form S-3 (No. 333-112018) on January 20, 2004 (the “Registration Statement”), which was declared effective on February 3, 2004.

The prospectus included in the Registration Statement related to the resale of up to 500,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that were to be offered and sold from time to time by the selling stockholder named in the prospectus. The Registrant’s registration of the resale of the shares was required by its agreement to purchase certain assets from the selling stockholder. Pursuant to that asset purchase agreement, the Registrant was obligated to issue up to approximately 500,000 shares of Common Stock to the selling stockholder as part of the purchase price for the assets. The exact number of shares issued was determined according to an earn-out formula contained in the agreement. Under the earn-out formula, 370,894 shares were issued at various times both before and after the effective date of the Registration Statement. The 129,106 shares that were registered for resale on the Registration Statement, but not actually issued to the selling stockholder pursuant to the earn-out formula, are being removed from registration by means of this Post-Effective Amendment to the Registration Statement.

Accordingly, pursuant to the undertaking contained in Part II, Item 17 of the Registration Statement and pursuant to Item 512(a)(3) of Regulation S-K and Rule 478 promulgated under the Securities Act of 1933, as amended, the Registrant files this Post-Effective Amendment to the Registration Statement to deregister 129,106 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 2, 2006.

LIVEPERSON, INC.

By:	/s/ ROBERT P. LOCASCIO
Name: Robert P. LoCascio
Title: Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert P. LoCascio and Timothy E. Bixby, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2006.

Signature	Title
/s/ ROBERT P. LOCASCIO Robert P. LoCascio	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ TIMOTHY E. BIXBY Timothy E. Bixby	President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)
/s/ STEVEN BERNS Steven Berns	Director
/s/ EMMANUEL GILL Emmanuel Gill	Director
/s/ KEVIN C. LAVAN Kevin C. Lavan	Director
/s/ WILLIAM WESEMANN William Wesemann	Director